Exhibit 99.1

Callaway Golf Company Announces Record 2019 Full Year Net Sales And Operating Profit; And Provides 2020 Financial Guidance

- Full year 2019 net sales of $1,701 million, a 37% increase compared to 2018.

- Full year 2019 operating income of $133 million, a 3% increase compared to 2018 and a record for the Company.  Full year 2019 non-GAAP operating income of $163 million, an increase of 23% compared to 2018 non-GAAP operating income of $133 million.

- Projected full year 2020 net sales are estimated to grow approximately 3% - 5% compared to 2019. Projected 2020 earnings per share is estimated to grow to $0.82 - $0.94 compared to $0.82 in 2019.

CARLSBAD, Calif., Feb. 10, 2020 /PRNewswire/ -- Callaway Golf Company (the "Company") (NYSE:ELY) announced today record full year 2019 net sales of $1,701 million, an increase of 37% compared to net sales of $1,243 in 2018. This $458 million net sales increase reflects increases in all operating segments, all major product categories and all major regions. The Jack Wolfskin business, which the Company acquired in early 2019, contributed $356 million of this sales growth compared to 2018. The Company achieved these record sales results despite a negative impact of $31 million from changes in foreign currency exchange rates.

The Company also announced record operating profits of $133 million for 2019, a 3% increase compared to $128 million in 2018. On a non-GAAP basis, operating income increased 23% to $163 million compared to $133 million in 2018. The Company's earnings per share decreased to $0.82 for 2019 compared to $1.08 in 2018. This $0.26 decrease is due to $30 million ($0.28) of non-cash purchase accounting adjustments and acquisition-related costs. Excluding such costs, non-GAAP earnings per share increased 2% to $1.10 compared to $1.08 in 2018. The Company was able to achieve this 2% increase despite absorbing the $31 million unfavorable sales impact from changes in foreign currency rates, approximately $5 million related to the incremental tariffs, and a $34 million increase in interest expense, primarily related to the financing of the Jack Wolfskin acquisition, all of which was offset by the record operating performance discussed above.

"2019 was another successful year for our Company," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "In addition to record sales and operating profit, we made great progress executing our corporate strategy of transforming Callaway into a premium golf equipment and active lifestyle company. The acquisition of Jack Wolfskin in early 2019 was an important part of that strategy and our TravisMathew business continues to grow at double digit rates. All the while, we remained steadfast in our focus on the golf equipment business which grew over 7%, outpacing the overall golf market and further strengthening our brand positions."

"Looking forward to 2020, the outbreak of the coronavirus will impact our business with regard to sales in Asia and on the supply side," added Mr. Brewer. "The financial guidance we provided today reflects our best estimate of the impact of this outbreak on our business. It is very difficult, however, to provide an estimate with any degree of certainty given the dynamic nature of this crisis. Our thoughts and prayers are with the people of China, including our employees, customers and their families in that region, as well as those affected by the virus globally. We hope and pray for a speedy resolution."

Mr. Brewer continued, "While the coronavirus, tariffs and foreign currency rates will provide headwinds in 2020, we are looking forward to another strong year of operational performance with growth in both our golf equipment and soft goods segments. We also intend to make additional investments in our business in furtherance of our corporate strategy of making Callaway a larger and more diverse company with higher embedded growth prospects and long-term earnings outlook."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-recurring items and non-cash purchase accounting adjustments related to the Company's acquisitions.

The Company also provided sales information on a constant currency basis and information regarding its earnings before interest, taxes, depreciation and amortization expenses, non-cash stock compensation expenses, non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition-related expenses, and non-recurring advisory fees ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Full Year 2019 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the full year 2019 (in millions, except EPS):

GAAP RESULTS:				NON-GAAP PRESENTATION:
	2019	2018	Change	2019	2018	Change
Net Sales	$1,701	$1,243	$458	$1,701	$1,243	$458
Gross Profit % of Net Sales	$767 45.1%	$578 46.5%	$189 (140 bps)	$779 45.8%	$578 46.5%	$201 (70 bps)
Operating Expenses	$634	$450	$184	$617	$445	$172
Pre-Tax Income	$96	$131	($35)	$130	$132	($2)
Net Income	$79	$105	($26)	$106	$105	$1
EPS	$0.82	$1.08	($0.26)	$1.10	$1.08	$0.02

	2019	2018	Change
Adjusted EBITDA	$210	$168	$42

Net sales increased $458 million (37%) to $1,701 million, a new record for the Company, and on a constant currency basis, net sales increased by 39%. The increase reflects the acquisition of Jack Wolfskin in January 2019, which contributed $356 million in net sales in 2019, and on a constant currency basis, Jack Wolfskin would have contributed $374 million in net sales. Excluding the Jack Wolfskin acquisition, net sales increased 8% in 2019 (up 9% on a constant currency basis) driven by strong growth in all product categories and all regions. The golf clubs category increased 7% (up 8% on a constant currency basis) driven by the success of market-leading products including the Epic Flash driver, Apex irons, MD5 wedges, and Stroke Lab putters. The golf balls category increased 8% (up 9% on a constant currency basis) driven by the success of the new ERC Soft Triple Track and Supersoft golf balls, as well as continued success with the Chrome Soft golf balls. The apparel, gear and other segment, excluding Jack Wolfskin, increased 11% (up 12% on a constant currency basis) driven by the continued brand momentum of TravisMathew.

Gross margin decreased 140 basis points to 45.1% compared to 46.5% in 2018. Excluding non-cash purchase accounting adjustments and non-recurring costs associated with the acquisition of Jack Wolfskin, non-GAAP gross margin decreased 70 basis points to 45.8%. This decrease was primarily due to the current year golf equipment product mix of higher priced products which typically have lower gross margins due to more advanced technology, as well as increased tariff expense, and the negative impact of foreign currency exchange rates, all slightly offset by the favorable mix impact of the TravisMathew and Jack Wolfskin businesses, which are accretive to gross margin.

Operating expenses increased 41% to $634 million in 2019 compared to $450 million in 2018. Excluding non-recurring and acquisition-related expenses, non-GAAP operating expenses increased $172 million, or 39%, to $617 million compared to $445 million in 2018. This increase is primarily due to the addition in 2019 of operating expenses from the Jack Wolfskin business, which added an incremental $155 million excluding the acquisition-related expenses. The remainder of the increase was related to investments in the TravisMathew and golf equipment businesses to support the sales growth.

Earnings per share decreased to $0.82, compared to $1.08 for 2018. On a non-GAAP basis, 2019 earnings per share was $1.10, which excludes $0.28 per share related to the non-recurring and acquisition-related expenses related to the Jack Wolfskin, TravisMathew and OGIO acquisitions. The non-GAAP earnings per share in 2019 also includes a $31 million ($0.26 per share) increase in other expense primarily related to interest expense on the purchase financing for the Jack Wolfskin acquisition. The earnings per share for 2018 includes $0.01 per share of acquisition costs related to the TravisMathew and OGIO acquisitions.

Summary of Fourth Quarter 2019 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the fourth quarter of 2019 (in millions, except EPS):

GAAP RESULTS:				NON-GAAP PRESENTATION:
	Q4 2019	Q4 2018	Change	Q4 2019	Q4 2018	Change
Net Sales	$311.9	$180.7	$131.2	$311.9	$180.7	$131.2
Gross Profit % of Net Sales	$130.1 41.7%	$70.0 38.7%	$60.1 300 bps	$132.1 42.4%	$70.0 38.7%	$62.1 370 bps
Operating Expenses	$152.8	$112.5	$40.3	$148.2	$110.1	$38.1
Pre-Tax Income	($31.6)	($37.9)	$6.3	($25.0)	($40.0)	$15.0
Net Income	($29.2)	($28.5)	($0.7)	($24.2)	($30.1)	$5.9
EPS	($0.31)	($0.30)	($0.01)	($0.26)	($0.32)	$0.06

	Q4 2019	Q4 2018	Change
Adjusted EBITDA	($5.5)	($31.1)	$25.6

Net sales increased $131 million (73%) to $312 million, a new record for the Company. This increase reflects the acquisition of Jack Wolfskin in January 2019, which contributed $81 million in net sales in the fourth quarter of 2019. Excluding the Jack Wolfskin business, net sales increased 28% in the fourth quarter of 2019, or 27% on a constant currency basis, driven by growth in all product categories and all regions. The golf clubs category increased 36% driven by continued success of third quarter product launches, including Epic Forged irons, Epic Forged Star irons, and MD5 Jaws wedges, combined with two new Stroke Lab putters launched in the fourth quarter. The golf balls category increased 26% in the fourth quarter driven by continued success of the 2019 Supersoft and ERC Soft golf balls, as well as continued success of the Chrome Soft golf balls. Excluding Jack Wolfskin, the apparel, gear and other segment increased 19% driven by strong growth in the TravisMathew business.

Gross margin increased 300 basis points to 41.7%, compared to 38.7% in 2018. Excluding non-cash purchase accounting adjustments and non-recurring costs associated with the acquisition of Jack Wolfskin, non-GAAP gross margin increased 370 basis points to 42.4%. This increase was driven by a favorable mix impact of the Jack Wolfskin and TravisMathew businesses, which were both accretive to gross margin in the fourth quarter, and increased launch activity in the golf equipment business. This was slightly offset by increased tariff expense and a negative impact of foreign currency exchange rates.

Operating expenses increased 36% to $153 million in the fourth quarter of 2019 compared to $113 million for the same period in 2018. Excluding non-recurring and acquisition-related expenses, operating expenses increased $38 million, or 35%, to $148 million when compared to $110 million in the fourth quarter of 2018. This increase is due to the addition in 2019 of operating expenses from the Jack Wolfskin business, which added an incremental $41 million excluding the acquisition-related expenses.

Earnings per share decreased 3% to a loss per share of ($0.31), compared to a loss per share of ($0.30) for the fourth quarter of 2018. On a non-GAAP basis, 2019 fourth quarter loss per share was ($0.26), which excludes $0.05 per share related to the non-recurring and acquisition-related expenses related to the Jack Wolfskin, TravisMathew and OGIO acquisitions. The non-GAAP loss per share in 2019 includes a $9 million ($0.09 per share) increase in other expense primarily due to increased interest expense related to the purchase financing for the Jack Wolfskin acquisition. The loss per share for 2018 includes $0.02 of non-recurring gain related to the Jack Wolfskin acquisition.

Business Outlook for 2020

Basis for Full Year Guidance. The 2020 full year projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) the coronavirus which is estimated to have a negative impact of $25 million on net sales and $13 million on Adjusted EBITDA, (2) changes in foreign currency effects, which are estimated to have a negative impact of $9 million on net sales and $10 million on Adjusted EBITDA, and (3) incremental tariff expense of $3 million on cost of goods sold and Adjusted EBITDA. For the sake of simplicity, these will be referred to collectively as the "Full-Year Macrofactors".

Full Year 2020 Guidance

	2020 GAAP Estimate	2019 GAAP Results
Net Sales	$1,750 - $1,780 million	$1,701 million
Gross Margin	46.3%	45.1%
Operating Expenses	$680 million	$634 million
Earnings Per Share	$0.82 - $0.94	$0.82

	2020 Estimate	2019 Results
Adjusted EBITDA	$190 - $205 million	$182 million

The Company estimates full year 2020 net sales growth of approximately 3% - 5%. This assumes a flat to slightly improving overall golf market and the estimated impact of the Full-Year Macrofactors discussed above.

The Company estimates that its full year 2020 gross margin will be approximately 120 basis points higher than 2019. This increase is being driven primarily by a positive mix benefit of the margin-accretive apparel business and higher golf equipment gross margin associated with this cycle of product launches. In 2020, the Company expects that gross margin will be negatively impacted by $5 million in non-recurring costs related to the warehouse consolidation projects in North America, Asia and Europe. The gross margin in 2019 was negatively impacted by $13 million of purchase accounting adjustments and non-recurring costs related to the Jack Wolfskin acquisition. The 2020 gross margin will also be affected by the Full-Year Macrofactors described above.

The Company estimates that its full year 2020 operating expenses will be approximately $46 million higher than 2019 operating expenses. This increase is being driven primarily by the continued investment in the Company's soft goods businesses, which includes new market expansion for Jack Wolfskin, continued infrastructure and brand investment for TravisMathew and investment in Asia to grow all of the Company's apparel brands. Normal inflationary pressures and on-going investment in the golf equipment business are also contributing to the increase. In 2020, the Company expects that operating expenses will be negatively impacted by $6 million in non-cash costs related to purchase accounting adjustments as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems. The operating expenses in 2019 were negatively impacted by $18 million of purchase accounting adjustments and non-recurring costs related to the Jack Wolfskin acquisition as well as other non-recurring advisory fees. The Full-Year Macrofactors are also expected to have a positive impact on 2020 operating expenses, primarily from changes in foreign currency rates.

The Company estimates full year 2020 earnings per share of $0.82 - $0.94. The Company's 2020 earnings per share estimate assumes an effective tax rate of approximately 18.0% which is slightly higher than 2019. These estimates also assume a base of 97 million fully-diluted shares in 2020, approximately flat with 2019. The Company estimates full year 2020 Adjusted EBITDA of $190 - $205 million. The Adjusted EBITDA estimates will benefit from a reduction in acquisition-related costs, which were $28 million in 2019 compared to an estimated $6 million in 2020 of non-recurring expense related to the global warehouse consolidation activities as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems. The earnings per share will benefit from a reduction in acquisition-related costs, which were $0.28 per share in 2019 compared to $0.09 per share of non-cash amortization expense in 2020 related to the Jack Wolfskin acquisition and non-recurring expense related to the global warehouse consolidation activities as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems. The projections also include the impact of the Full-Year Macrofactors discussed above.

First Quarter 2020 Guidance

Basis for First Quarter Guidance. The 2020 first quarter projections set forth below are based on the Company's best estimates at this time. They include the estimated impact of certain factors, including (1) the coronavirus which is estimated to have a negative impact of $20 million on net sales and $10 million on Adjusted EBITDA, (2) changes in foreign currency effects, which are estimated to have a negative impact of $5 million on net sales and $5 million on Adjusted EBITDA, and (3) incremental tariff expense of $4 million on cost of goods sold and Adjusted EBITDA. For the sake of simplicity, these will be referred to collectively as the "Q1 Macrofactors".

	Q1 2020 GAAP Estimate	Q1 2019 GAAP Results
Net Sales	$501 - $516 million	$516 million
Gross Margin	46.3%	46.2%
Operating Expenses	$176 million	$169 million
Earnings Per Share	$0.41 - $0.47	$0.50

	Q1 2020 Estimate	Q1 2019 Results
Adjusted EBITDA	$72 - $79 million	$79 million

The Company estimates first quarter 2020 net sales to be approximately flat to slightly down in 2020 compared to 2019 primarily as a result of the Q1 Macrofactors. This assumes a flat to slightly improving overall golf market and a slightly later launch date for the new Chrome Soft golf balls when compared to the ERC Soft golf ball launch in 2019.

The Company estimates that its first quarter 2020 gross margin will be approximately 10 basis points higher than the same period in 2019. This increase is being driven primarily by a positive mix benefit of the margin-accretive apparel business and higher golf equipment gross margin associated with this cycle of product launches. In the first quarter of 2020, the Company expects that gross margin will be negatively impacted by $1 million in non-recurring costs related to the warehouse consolidation projects in North America, Asia and Europe. The gross margin in 2019 was negatively impacted by $5 million of purchase accounting adjustments and non-recurring costs related to the Jack Wolfskin acquisition. The 2020 gross margin will also be affected by the Q1 Macrofactors described above.

The Company estimates that its first quarter 2020 operating expenses will be approximately $7 million higher than 2019 operating expenses. This increase is being driven primarily by normal inflationary pressures and strategic investments in the new market expansions for the Jack Wolfskin business. In 2020, the Company expects that operating expenses will be negatively impacted by $1 million in non-cash costs related to purchase accounting adjustments as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems. The operating expenses in 2019 were negatively impacted by $6 million of purchase accounting adjustments and non-recurring costs related to the Jack Wolfskin acquisition. The Q1 Macrofactors are also expected to have a positive impact on 2020 operating expenses, primarily from changes in foreign currency rates.

The Company estimates first quarter 2020 earnings per share of $0.41 - $0.47. The Company's first quarter 2020 earnings per share estimate assumes an effective tax rate of approximately 18.0% compared to 16.5% in the same period in 2019. These estimates also assume a base of 97 million fully-diluted shares in the first quarter of 2020. The Company estimates first quarter 2020 Adjusted EBITDA of $72 - $79 million compared to $79 million for the first quarter of 2019. The Adjusted EBITDA estimates will benefit from a reduction in acquisition-related costs, which are estimated to be $2 million in the first quarter of 2020 related to the global warehouse consolidation activities as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems compared to $14 million in 2019. The earnings per share estimates will benefit from a reduction in acquisition-related costs and non-recurring expense related to the global warehouse consolidation activities as well as a small amount of non-recurring expense related to transitioning Jack Wolfskin's information systems, which are estimated to be $0.02 in the first quarter of 2020 compared to $0.13 in the first quarter of 2019. The projections also include the impact of the Q1 Macrofactors discussed above.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately two hours after the call ends, and will remain available through 9:00 p.m. Pacific time on February 17, 2020. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, non-cash stock compensation expenses, non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition-related expenses, as well as non-recurring advisory fees.

Other Adjustments. The Company presents certain of its financial results excluding the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition-related expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business with regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance, prospects or growth and scale opportunities, including statements relating to the Company's estimated 2020 net sales, gross margin, operating expenses, and earnings per share (or related tax rate and share count), future industry, market conditions, and the assumed benefits to be derived from investments in the Company's core business or the OGIO, TravisMathew and Jack Wolfskin acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO, TravisMathew and Jack Wolfskin businesses or implementing the Company's growth strategy generally; the Company's ability to successfully integrate, operate and expand the retail stores of the acquired TravisMathew and Jack Wolfskin businesses; continued brand momentum and product success; growth in the direct-to-consumer and e-commerce channels; the Company's ability to realize synergies and scale opportunities in its supply chain and operations infrastructure; effective utilization of Artificial Intelligence in product development; the Company's ability to attract talent for key positions within the organization; softening market conditions in various parts of the world; any changes in U.S. trade, tax or other policies, including restrictions on imports or an increase in import tariffs; costs and disruption associated with activist investors; consumer acceptance of and demand for the Company's and its subsidiaries' products; competitive pressures; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases, including expanded outbreak of the coronavirus, on the economy generally, on the level of demand for the Company's and its subsidiaries' products or on the Company's ability to manage its operations, supply chain and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2018 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2019	December 31, 2018
ASSETS

Current assets:
Cash and cash equivalents	$106,666	$63,981
Accounts receivable, net	140,455	71,374
Inventories	456,639	338,057
Other current assets	85,590	51,494
Total current assets	789,350	524,906

Property, plant and equipment, net	132,760	88,472
Operating lease right-of-use assets, net	160,098	—
Intangible assets, net	697,166	280,508
Deferred taxes, net	73,948	75,079
Investment in golf-related ventures	90,134	72,238
Other assets	17,092	11,741
Total assets	$1,960,548	$1,052,944

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$276,300	$208,653
Accrued employee compensation and benefits	46,891	43,172
Asset-based credit facilities	144,580	40,300
Accrued warranty expense	9,636	7,610
Current operating lease liabilities	26,418	—
Long-term debt, current portion	7,317	2,411
Income tax liability	12,104	1,091
Total current liabilities	$523,246	$303,237

Long-term debt	443,259	7,218
Long-term operating lease liabilities	137,696	—
Long-term liabilities	88,994	8,181
Total Callaway Golf Company shareholders' equity	767,353	724,574
Non-controlling interest in consolidated entity	—	9,734
Total liabilities and shareholders' equity	$1,960,548	$1,052,944

CALLAWAY GOLF COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2019	2018
Net sales	$311,941	$180,678
Cost of sales	181,793	110,707
Gross profit	130,148	69,971
Operating expenses:
Selling	103,820	73,883
General and administrative	36,563	27,458
Research and development	12,421	11,191
Total operating expenses	152,804	112,532
Loss from operations	(22,656)	(42,561)
Other income (expense), net	(8,914)	4,627
Loss before income taxes	(31,570)	(37,934)
Income tax benefit	(2,352)	(9,783)
Net loss	(29,218)	(28,151)
Less: Net income attributable to non-controlling interests	—	348
Net loss attributable to Callaway Golf Company	$(29,218)	$(28,499)

Loss per common share:
Basic	($0.31)	($0.30)
Diluted	($0.31)	($0.30)
Weighted-average common shares outstanding:
Basic	94,154	94,505
Diluted	94,154	94,505

	Year Ended December 31,
	2019	2018
Net sales	$1,701,063	$1,242,834
Cost of sales	934,276	664,465
Gross profit	766,787	578,369
Operating expenses:
Selling	438,238	308,709
General and administrative	145,302	100,466
Research and development	50,579	40,752
Total operating expenses	634,119	449,927
Income from operations	132,668	128,442
Other income (expense), net	(36,899)	2,830
Income before income taxes	95,769	131,272
Income tax provision	16,540	26,018
Net income	79,229	105,254
Less: Net income (loss) attributable to non-controlling interests	(179)	514
Net income attributable to Callaway Golf Company	$79,408	$104,740

Earnings per common share:
Basic	$0.84	$1.11
Diluted	$0.82	$1.08
Weighted-average common shares outstanding:
Basic	94,251	94,579
Diluted	96,287	97,153

CALLAWAY GOLF COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$79,229	$105,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,951	19,948
Lease amortization expense	30,893	—
Amortization of debt issuance costs	3,262	—
Inventory step-up on acquisition	10,885	—
Deferred taxes, net	(1,381)	21,705
Non-cash share-based compensation	12,896	13,530
(Gain)/loss on disposal of long-lived assets	218	(13)
Unrealized (gains) losses on designated hedging instruments	3,642	(4,585)
Changes in assets and liabilities	(88,045)	(63,557)
Net cash provided by operating activities	86,550	92,282

Cash flows from investing activities:
Capital expenditures	(54,702)	(36,825)
Acquisitions, net of cash acquired	(463,105)	—
Proceeds from sales of property and equipment	38	43
Investments in golf related ventures	(17,897)	(1,743)
Net cash used in investing activities	(535,666)	(38,525)

Cash flows from financing activities:
Proceeds from (repayments of) credit facilities, net	105,850	(47,455)
Proceeds from issuance of long-term debt	493,167	—
Repayments of financing leases	(706)	—
Dividends paid, net	(3,776)	(3,788)
Repayments of long-term debt	(36,685)	(2,186)
Debt issuance and credit facility amendment costs	(19,091)	—
Exercise of stock options	368	1,636
Acquisition of treasury stock	(28,073)	(22,456)
Distributions to non-controlling interest	—	(821)
Purchase of non-controlling interest	(18,538)	—
Net cash provided by (used in) financing activities	492,516	(75,070)

Effect of exchange rate changes on cash and cash equivalents	(715)	(380)
Net increase (decrease) in cash and cash equivalents	42,685	(21,693)
Cash and cash equivalents at beginning of period	63,981	85,674
Cash and cash equivalents at end of period	$106,666	$63,981

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2018(1)	Year Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2018(1)
	2019	2018	Dollars	Percent	Percent	2019	2018	Dollars	Percent	Percent
Net sales:
Golf Clubs	$114,779	$84,654	$30,125	35.6%	35.4%	$768,310	$717,293	$51,017	7.1%	8.4%
Golf Balls	37,920	30,189	7,731	25.6%	25.6%	210,863	195,654	15,209	7.8%	9.0%
Apparel	101,273	27,697	73,576	265.6%	269.3%	410,712	112,157	298,555	266.2%	277.2%
Gear/Accessories/Other	57,969	38,138	19,831	52.0%	52.7%	311,178	217,730	93,448	42.9%	46.3%
	$311,941	$180,678	$131,263	72.7%	73.3%	$1,701,063	$1,242,834	$458,229	36.9%	39.4%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S

	Net Sales by Region					Net Sales by Region
	Three Months Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2018(1)	Year Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2018(1)
	2019	2018(2)	Dollars	Percent	Percent	2019	2018(2)	Dollars	Percent	Percent
Net Sales
United States	$130,181	$97,670	$32,511	33.3%	33.3%	$788,232	$708,467	$79,765	11.3%	11.3%
Europe	87,034	18,989	68,045	358.3%	368.5%	428,628	149,602	279,026	186.5%	201.9%
Japan	53,180	40,332	12,848	31.9%	27.1%	246,260	223,707	22,553	10.1%	8.9%
Rest of World	41,546	23,687	17,859	75.4%	80.0%	237,943	161,058	76,885	47.7%	54.6%
	$311,941	$180,678	$131,263	72.7%	73.3%	$1,701,063	$1,242,834	$458,229	36.9%	39.4%

(1) Calculated by applying 2018 exchange rates to 2019 reported sales in regions outside the U.S
(2) Prior period amounts have been reclassified to conform to current year presentation of regional sales

	Operating Segment Information					Operating Segment Information
	Three Months Ended December 31,		Growth / (Decline)			Year Ended December 31,		Growth / (Decline)
	2019	2018(1)	Dollars	Percent		2019	2018(1)	Dollars	Percent
Net Sales
Golf Equipment	$152,699	$114,843	$37,856	33.0%		$979,173	$912,947	$66,226	7.3%
Apparel, Gear and Other	159,242	65,835	93,407	141.9%		721,890	329,887	392,003	118.8%
	$311,941	$180,678	$131,263	72.7%		$1,701,063	$1,242,834	$458,229	36.9%

Income (loss) before income taxes:
Golf Equipment	$(8,467)	$(29,841)	$21,374	71.6%		$140,316	$128,619	$11,697	9.1%
Apparel, Gear and Other	6,582	3,332	3,250	97.5%		75,490	54,879	20,611	37.6%
Reconciling items(2)	(29,685)	(11,425)	(18,260)	(159.8)%		(120,037)	(52,226)	(67,811)	(129.8)%
	$(31,570)	$(37,934)	$6,364	16.8%		$95,769	$131,272	$(35,503)	(27.0)%

(1) The Company changed its operating segments as of January 1, 2019. Accordingly, prior period amounts have been reclassified to conform with the current period presentation.

(2) Represents corporate general and administrative expenses, non-cash purchase accounting adjustments, acquisition and other non-recurring charges, and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2019				2018
	GAAP	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Expenses(2)	Non- GAAP	GAAP	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Expenses(2)	Non- GAAP
Gross profit	$130,148	$(225)	$(1,739)	$132,112	$69,971	$—	$—	$69,971
Operating expenses, net	152,804	1,525	3,037	148,242	112,532	253	2,140	110,139
Other income (expense), net	(8,914)	—	—	(8,914)	4,627	—	4,409	218
Income tax (benefit) provision	(2,352)	(403)	(1,099)	(850)	(9,783)	(58)	522	(10,247)
Net income (loss) attributable to Callaway Golf Company	$(29,218)	$(1,347)	$(3,677)	$(24,194)	$(28,499)	$(195)	$1,747	$(30,051)

Diluted earnings (loss) per share:	($0.31)	($0.01)	($0.04)	($0.26)	($0.30)	$—	$0.02	($0.32)

(1)

Represents the amortization of intangible assets related to the Company's OGIO and TravisMathew acquisitions for the three months ended December 31, 2019 and 2018, as well as the amortization of intangible assets and the cost impact associated with a change in valuation of inventory (inventory step-up) related to the Company's Jack Wolfskin acquisition for the three months ended December 31, 2019.

(2)

Represents non-recurring transition costs associated with the acquisition of Jack Wolfskin, including consulting costs, audit fees and travel expenses, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Year Ended December 31,
	2019				2018
	GAAP	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Expenses(2)	Non- GAAP	GAAP	Non-Cash Purchase Accounting Adjustments(1)	Acquisition & Other Non- Recurring Expenses(2)	Non- GAAP
Gross profit	$766,787	$(10,928)	$(1,739)	$779,454	$578,369	$—	$—	$578,369
Operating expenses, net	634,119	5,149	12,372	616,598	449,927	1,015	3,661	445,251
Other income (expense), net	(36,899)	—	(3,896)	(33,003)	2,830	—	4,409	(1,579)
Income tax provision (benefit)	16,540	(3,698)	(4,142)	24,380	26,018	(233)	172	26,079
Net income (loss) attributable to Callaway Golf Company	$79,408	$(12,379)	$(13,865)	$105,652	$104,740	$(782)	$576	$104,946

Diluted earnings (loss) per share:	$0.82	($0.13)	($0.15)	$1.10	$1.08	($0.01)	$0.01	$1.08

(1)

Represents the amortization of intangible assets related to the Company's OGIO and TravisMathew acquisitions for the year ended December 31, 2019 and 2018, as well as the amortization of intangible assets and the cost impact associated with a change in valuation of inventory (inventory step-up) related to the Company's Jack Wolfskin acquisition for the year ended December 31, 2019.

(2)

Represents non-recurring transaction costs, including banker's fees, legal fees, consulting and travel expenses, and transition costs, including consulting, audit fees and valuations services associated with the acquisition of Jack Wolfskin, in addition to other non-recurring advisory fees.

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands, except per share data)

	2019 Trailing Twelve Month Adjusted EBITDA					2018 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2019	2019	2019	2019	Total	2018	2018	2018	2018	Total
Net income	$48,647	$28,931	$31,048	$(29,218)	$79,408	$62,855	$60,867	$9,517	$(28,499)	$104,740
Interest expense, net	9,639	10,260	9,545	9,049	38,493	1,528	1,661	1,056	704	4,949
Income tax provision (benefit)	9,556	7,208	2,128	(2,352)	16,540	17,219	17,247	1,335	(9,783)	26,018
Depreciation and amortization expense	7,977	9,022	8,472	9,480	34,951	4,737	5,029	4,996	5,186	19,948
Non-cash stock compensation expense	3,435	3,530	2,513	3,418	12,896	2,999	3,465	3,511	3,555	13,530
Acquisitions & other non-recurring costs, before taxes	13,986	6,939	3,009	4,090	28,024	—	—	1,521	(2,269)	(748)
Adjusted EBITDA	$93,240	$65,890	$56,715	$(5,533)	$210,312	$89,338	$88,269	$21,936	$(31,106)	$168,437

CALLAWAY GOLF COMPANY
2020 Summary of Macrofactors and Non-recurring Items
(Unaudited)
(In millions, except per share data)

	Twelve Months Ended December 31, 2020
	Macrofactors			Non-
	Coronavirus Impact(1)	Foreign Currency Impact(2)	Impact from Tariffs(3)	recurring and Purchase Accounting Adj.(4)
Net sales	$(25)	$(9)	$—	$—
Gross margin	$(14)	$(12)	$(3)	$(5)
Operating expenses, net	$1	$3	$—	$(6)
Diluted earnings (loss) per share:	$(0.11)	$(0.09)	$(0.03)	$(0.09)
Adjusted EBITDA	$(13)	$(10)	$(3)	$(6)

(1)	Represents the estimated impact of the Coronavirus on the Company's supply chain and customer and consumer demand for products.
(2)	Estimated year-over-year impact of changes in foreign currency rates based on rates as of February 6, 2020; includes translation impact as well as forecasted and actual hedge gains.
(3)	Estimated year-over-year impact of Section 301 tariffs based on information available as of February 10, 2020.
(4)

Includes estimated non-recurring costs related to global warehouse consolidation activities and the transition of Jack Wolfskin's information systems and well as the amortization of intangible assets in connection with the OGIO, TravisMathew, and Jack Wolfskin acquisitions.

	Three Months Ended March 31, 2020
	Macrofactors			Non-recurring
	Coronavirus Impact(1)	Foreign Currency Impact(2)	Impact from Tariffs(3)	and Purchase Accounting Adj.(4)
Net sales	$(20)	$(5)	$—	$—
Gross margin	$(11)	$(5)	$(4)	$(1)
Operating expenses, net	$1	$2	$—	$(1)
Diluted earnings (loss) per share:	$(0.08)	$(0.04)	$(0.03)	$(0.02)
Adjusted EBITDA	$(10)	$(5)	$(4)	$(2)

(1)	Represents the estimated impact of the Coronavirus on the Company's supply chain and near term customer and consumer demand for products.
(2)	Estimated year-over-year impact of changes in foreign currency rates based on rates as of February 6, 2020; includes translation impact as well as forecasted and actual hedge gains.
(3)	Estimated year-over-year impact of Section 301 tariffs based on information available as of February 10, 2020.
(4)

Includes estimated non-recurring costs related to global warehouse consolidation activities and the transition of Jack Wolfskin's information systems and well as the amortization of intangible assets in connection with the OGIO, TravisMathew, and Jack Wolfskin acquisitions.

CALLAWAY GOLF COMPANY
2020 Adjusted EBITDA Guidance Reconciliation to GAAP
(Unaudited)
(In millions)

	Three Months Ended March 31, 2020	Twelve Months Ended December 31, 2020

Net income	$40 - $45	$79 - $91

Adjusted EBITDA(1)	$72 - $79	$190 - $205

(1)

Adjusted EBITDA excludes from forecasted net income interest expense, taxes, depreciation and amortization expense, and non-cash stock compensation expense.  A full reconciliation of GAAP net income to Adjusted EBITDA is not available without unreasonable efforts due to the variability of the components of Adjusted EBITDA and the inability to predict them with certainty.  Accordingly, we have not provided a further reconciliation of Adjusted EBITDA to GAAP net income